Exhibit 99.2

Company Contact:	Investor Relations Agency Contacts:
Charlie Webster	Lippert/Heilshorn & Associates
Chief Financial Officer	Kirsten Chapman/Moriah Shilton
Mike Forman	415-433-3777
Vice President, Finance	mshilton@lhai.com
408-894-0700

Company Contact (Public Relations):	Public Relations Agency Contact
Joyce Smaragdis	Ricky Gradwohl
Tessera Corporate Communications	Porter Novelli
408-952-4317	408-369-4631
jsmaragdis@tessera.com	ricky.gradwohl@porternovelli.com

TESSERA SIGNS DEFINITIVE AGREEMENT

TO ACQUIRE EYESQUAD

•	Tessera Expands its Consumer Optics Offering with Solid State Auto-Focus and Optical Zoom Technologies

•	Target Markets Include High Volume Camera Phone, Notebook, Automotive and Other Electronics, Estimated by Prismark at Approximately 1.7 Billion Units in 2010

•	Combines with Previously Acquired Technologies to Enable Even Greater Capability in Miniaturized Cameras for the Global Electronics Industry

San Jose, Calif. – January 31, 2007 - Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, announced it has signed a definitive agreement to acquire Eyesquad, a leader in the development and design of digital auto-focus and optical zoom solutions for camera phones and other electronic products that integrate cameras. Eyesquad’s advanced technology automatically brings objects into focus without the use of moving parts. By providing significant cost, size, reliability and power benefits over mechanical approaches used today, Eyesquad’s technology is designed to open up new, high volume market opportunities. The acquisition of Eyesquad is the latest component in Tessera’s long-term consumer optics growth strategy and builds upon the transactions with Shellcase Ltd. and Digital Optics Corporation in 2005 and 2006 respectively.

Under the terms of the agreement, Tessera will purchase for cash all outstanding Eyesquad equity. The transaction is subject to customary closing conditions, and is expected to close in the first quarter of 2007. The acquisition was structured as a purchase of all of the outstanding equity of Eyesquad at an enterprise value of approximately $18 million, composed of a cash payment of approximately $20 million, less approximately $2 million cash on Eyesquad’s balance sheet at the time of closing.

“Tessera continues to expand its business through its investments in the consumer optics market,” said Bruce McWilliams, Tessera’s Chairman and Chief Executive Officer. “Our acquisition of Eyesquad will further strengthen our technology offering for this rapidly growing market.”

“Eyesquad’s proprietary lens design and image processing technologies make it possible for all objects from 10 cm to infinity to be brought into focus automatically and simultaneously,” continued McWilliams. “Since there are no moving parts, the solution provides size, cost, reliability and power advantages over existing mechanical technologies for focus and zoom. This is particularly important for small form factor, high volume electronics such as camera phones.”

“Tessera is one of the industry’s leading technology development and licensing companies,” said Hans Wagner, Eyesquad’s Chairman. “This acquisition will enable Eyesquad to translate its technically advanced solutions into licensable technologies that are made broadly available to the global electronics industry.”

Combining Eyesquad’s technology with Tessera’s Digital Optics and Shellcase technologies enables Tessera to provide greater capability in even more highly integrated and miniaturized form factors. As a result, the company plans to provide image sensor and camera module manufacturers a high-value, low-cost camera module solution that includes advanced auto-focus and optical zoom, wafer level packaging, and wafer-level optics, all of which can be licensed from a single source. According to market research firm Prismark, the market for electronics which include cameras, such as camera phones, notebooks, security and automotive electronics, will increase to approximately 1.7 billion units in 2010.

“Tessera plans to license its auto-focus and optical zoom technology broadly, deriving revenue from licensing fees, royalties and associated product development services,” stated Charlie Webster, Tessera’s Chief Financial Officer. “We do not expect Eyesquad revenues and expenses to be material in 2007. Eyesquad’s technology is currently being evaluated by leading companies in the electronics industry. Once the acquisition is completed, Eyesquad will become a wholly-owned subsidiary of Tessera and will be integrated with our Tessera Israel Operations.”

Eyesquad’s R&D center is located in Tel-Aviv, Israel. Eyesquad is led by several well-known industry veterans, including Eyesquad’s Chairman, Dr. Hans Wagner. Wagner was vice-chairman of M-Systems (acquired by SanDisk) from 2002 –2006 and Chairman of Technophone (acquired by Nokia) from 1984 - 1992.

Additional information regarding Eyesquad as well as Tessera’s consumer optics business will be provided during today’s fourth quarter and year ended December 31, 2006 earnings results conference call, which will be held at 1:30 P.M. Pacific (4:30 P.M. Eastern). To access the call in the U.S., please dial 877-866-5534, and for international callers dial 706-679-0753 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for 2 business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 5855891.

About Tessera Technologies, Inc.

Tessera is a leading provider of miniaturization technologies for the electronics industry. Tessera provides a broad range of advanced packaging, interconnect, and consumer optics solutions which are widely adopted in high-growth markets including consumer, computing, communications, medical and defense electronics. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Texas Instruments, Toshiba, Micron and Infineon. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delay in completing the transaction or the risk that the transaction may not be completed; failure to achieve the revenues, cost savings, growth prospects and any other synergies expected from the transaction; and delays and challenges associated with integrating the companies, including employees and operations, after the transaction is completed. Other factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, Tessera’s ability to protect its intellectual property and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005, and its Quarterly Report on Form 10-Q filed for the quarter ended September 30, 2006 include more information about factors that could affect the company’s financial results.

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Note: Tessera and the Tessera logo are registered trademarks of Tessera, Inc. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.